Exhibit 10.1

REINSURANCE AGREEMENT

THIS REINSURANCE AGREEMENT (this “Agreement”), is dated as of September 30, 2008 (the “Closing Date”), by and between Financial Guaranty Insurance Company, a New York domiciled insurance corporation (the “Company”) and MBIA Insurance Corporation, a New York insurance corporation (the “Reinsurer”).

In consideration of the mutual covenants and upon the terms and conditions set forth in this Agreement, the Company and the Reinsurer (each a “Party” and together the “Parties”) hereby agree as follows:

1.	Definitions. The following terms shall have the respective meanings set forth below throughout the Agreement:

(a)	“Affiliate” means, with respect to any particular Person, any other Person which, directly or indirectly, controls or is controlled by or under common control with such particular Person. A Person will be “controlled by” any other Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, contract, or otherwise.

(b)	“Agreement” shall have the meaning set forth in the preamble.

(c)	“Allocated Loss Adjustment Expenses” means: (i) out-of-pocket expenses and costs incurred or sustained in connection with mitigation, investigation, adjustment, settlement, workout, defense and litigation of claims and suits, satisfaction of judgments and other awards, resistance to or negotiations concerning a Loss or potential Loss, (ii) external legal and other out-of-pocket expenses and costs incurred or sustained in connection with (A) coverage questions regarding specific claims and legal actions, including declaratory judgment actions, connected thereto, (B) Loss or potential Loss prevention, mitigation or investigation in respect of any Covered Policies, (C) the investigation or workout of a Loss or potential Loss, or (D) the protection, perfection and exercise of any subrogation or salvage or reimbursement rights or security interests relating to any Covered Policies, (iii) all interest on judgments other than prejudgment interest when added to a judgment, and (iv) external legal and other out-of-pocket expenses and costs incurred or sustained to obtain recoveries, salvages or other reimbursements, or to secure the reversal or reduction of a verdict, judgment or award. Allocated Loss Adjustment Expenses shall not include salaries paid to employees of the Company or overhead of the Company or the costs of any third party under Section 7(b).

(d)	“Bondholder” shall have the meaning set forth in Section 13(a).

(e)	“Business Day” means any day other than a day on which banks in the State of New York are permitted or required to be closed.

(f)	“Closing Date” shall have the meaning set forth in the preamble.

(g)	“Closing Date UPR” means the aggregate net unearned premium reserves of the Covered Policies as shown on Exhibit A, determined using the column headed “Projected Net STAT UPR 9/30/08”.

(h)	“Commutation” means the commutation of Third Party Reinsurance other than pursuant to the terms of the agreement for such Third Party Reinsurance with the consent of the Reinsurer if such commutation would require the Reinsurer to receive less money, pay any additional amount or incur any additional liability than it would have had to pay or incur under a Recapture if a Recapture of such agreement were available. “Commute” shall have a corollary meaning.

(i)	“Company” shall have the meaning set forth in the preamble.

(j)	“Company Information” shall have the meaning set forth in Section 16(b).

(k)	“Conservator” shall have the meaning set forth in Section 13(b).

(l)	“Covered Policy” shall mean each Policy listed on Exhibit A attached hereto to the extent such Policy remains in force on the Closing Date, as Exhibit A may be amended after the date hereof pursuant to Section 6(g), and (i) will include Refinancing Policies issued after the date of the Master Agreement and prior to the Closing Date, with the consent of the Reinsurer as required by, and in accordance with, the Master Agreement, but (ii) will not include (A) any Policy which is terminated or cancelled, or for which the insured securities or obligations have been repaid, defeased or redeemed, on or prior to the Closing Date, without regard to when or whether the Company receives notice thereof and (B) those Policies removed pursuant to Section 6(c)(i) of the Master Agreement. Except with respect to the Policies listed on Exhibit A-2 hereto, if a Policy insures a gross par in force amount as of the Effective Date that is greater than the amount listed on Exhibit A, then the reinsurance provided hereunder shall extend only up to the gross par in force amount listed on Exhibit A (net of Third Party Reinsurance (other than Covered Third Party Reinsurance) related thereto) and scheduled interest or other payments or accretion corresponding to such gross par amount (net of Third Party Reinsurance (other than Covered Third Party Reinsurance) related thereto). For the avoidance of doubt, for Policies with amounts listed under the heading “Final Maturity Value—Including CIBs and CABs”, the coverage hereunder shall extend up to the amount of the Final Maturity Value listed on Exhibit A. Notwithstanding its inclusion in Exhibit A, Exhibit A-1 or Exhibit A-2, a Policy shall not be included as a Covered Policy hereunder if (1) it insures other than a US Muni Risk, (2) unless listed on Exhibit A-1 or added in accordance with clause (i) above, it insures a risk written after December 31, 2007, (3) it provides for installments of premiums receivable by the Company after the Effective Date, (4) it insures a risk that is rated, as of the Effective Date, below BBB- by S&P or Baa3 by Moody’s, (5) the Company has established a loss reserve for such Covered Policy as of the Effective Date, (6) it is, or insures a risk written, in the form of a credit default swap, (7) it insures securities backed by pools of assets, mortgages, corporate debt or credit default swaps, or (8) it provides reinsurance.

(m)	“Covered Third Party Reinsurance” means the Third Party Reinsurance listed on Exhibit B attached hereto unless and until the reinsurer thereunder shall have consented to the transactions contemplated by this Agreement and shall have delivered a Services Consent (as defined in the Master Agreement).

(n)	“Effective Date” shall have the meaning set forth in Section 4.

(o)	“Eligible Securities” shall have the meaning set forth in Section 8(b).

(p)	“Extra Contractual Obligations” means all liabilities (i) for compensatory, consequential, exemplary, punitive or similar damages which directly relate to any alleged or actual act, error, omission, fraud or misrepresentation by any Person, any of its Affiliates or any of its or its Affiliates’ officers or employees, whether intentional or otherwise or (ii) from any actual or alleged reckless conduct or bad faith by any Person, any of its Affiliates or any of its or its Affiliates’ officers or employees in connection with such Person’s handling of any claim under any of the Covered Policies (including the settlement, defense of, or appeal of any claim) or in connection with the issuance, offer, sale, delivery, cancellation or administration by any Person or any of its Affiliates or any of its or its Affiliates’ officers or employees of any of the Covered Policies.

(q)

“Insolvency Event” means that (x) an involuntary bankruptcy, insolvency or similar proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of such entity or of all or substantially all of its property or assets under any applicable bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, rehabilitator, liquidator or similar official with respect to such entity or all or substantially all of its property or assets, or (iii) the winding-up, liquidation or dissolution of such entity, and any such proceeding or petition shall continue undismissed for a period of thirty (30) or more consecutive days or an order or decree approving or ordering any of the foregoing shall be entered, or (y) such entity shall (i) voluntarily commence any proceeding or file any petition seeking relief (or take any similar or analogous action) under any applicable bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner to, any proceeding or the filing of any petition described in clause (x) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, rehabilitator, liquidator or similar official with respect to such entity or all or substantially all of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding or petition described in clause (x) above, (v) make a general assignment for the benefit of its creditors, or (vi) become unable, admit in writing its inability, or fail generally to pay its debts or contractual obligations as they become due.

(r)	“Issuer” shall have the meaning set forth in Section 6(d).

(s)	“Loss” shall mean (i) such amounts as are paid or payable by or on behalf of the Company in settlement or satisfaction of claims pursuant to the terms and conditions of the Covered Policies or in settlement or satisfaction of any litigation or other proceedings seeking payment of such claims, including judgments or other awards arising therefrom (including prejudgment interest when added to a judgment), (ii) any and all Allocated Loss Adjustment Expenses, (iii) Extra Contractual Obligations arising after the Closing Date for acts, errors and omissions of Reinsurer or its Affiliates, and (iv) ex gratia payments that are committed or determined to be made by, or at the direction of, the Reinsurer or its Affiliates. Loss shall not include Extra Contractual Obligations for acts, errors and omissions of the Reinsurer or its Affiliates occurring on or prior to the Closing Date or Extra Contractual Obligations for acts, errors and omissions of the Company and its Affiliates occurring at any time. For the avoidance of doubt, “Loss” shall include the word “Losses.”

(t)	“Master Agreement” means the Master Agreement, dated as of August 27, 2008, by and among the Company, MBIA Inc. and the Reinsurer.

(u)	“Moody’s” means Moody’s Investors Service or any successor thereto.

(v)	“NYID” shall have the meaning set forth in Section 3.

(w)	“Party” or “Parties” shall have the meaning set forth in the preamble.

(x)	“Payee” shall have the meaning set forth in Section 13(a).

(y)	“Person” means an individual, corporation, limited liability company, association, joint-stock company, business trust or other similar organization, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof.

(z)	“Policy” means a policy, insurance contract, surety bond, financial guarantee, or similar instrument or contract (but not including forward commitments to issue any of the foregoing), issued or written by the Company in the United States, the District of Columbia, Puerto Rico or the U.S. Virgin Islands, and shall include primary policies, secondary market policies and ancillary policies or guaranties guarantying debt service reserve fund obligations, interest rate swaps and liquidity facilities or similar obligations in connection with primary policies.

(aa)	“Rating Agency” means each of S&P and Moody’s.

(bb)	“Reassumption Date” shall have the meaning set forth in Section 15(b).

(cc)	“Reassumption Right” shall have the meaning set forth in Section 15(b).

(dd)	“Recapture” means to recapture Third Party Reinsurance pursuant to the terms of the agreement governing such Third Party Reinsurance in effect as of the date hereof.

(ee)	“Recovery” or “Recoveries” shall mean any amount payable to or received by the Company in reimbursement of any Loss paid by the Reinsurer under this Agreement, whether by subrogation, salvage, reimbursement or other recovery from the Issuer or otherwise.

(ff)	“Refinanced Obligations” shall have the meaning set forth in Section 6(b).

(gg)	“Refinancing Obligations” shall have the meaning set forth in Section 6(b).

(hh)	“Refinancing Policy” shall have the meaning set forth in Section 6(b).

(ii)	“Reinsurer” shall have the meaning set forth in the preamble.

(jj)	“Representatives” shall have the meaning set forth in Section 16(b).

(kk)	“Reserves” means, for any Covered Policy, all reserves, including loss reserves (if any), Allocated Loss Adjustment Expense reserves (if any), contingency reserves, and unearned premium reserves related to such Covered Policy calculated in a manner consistent with the Closing Date UPR.

(ll)	“S&P” means Standard & Poor’s Ratings Services or any successor thereto.

(mm)	“Services Agreement:” shall have the meaning set forth in Section 19(b).

(nn)	“Special Cancellation Event” shall have the meaning set forth in Section 15(a).

(oo)	“Specified Policies” shall mean the Policies specified on Exhibit C-1 hereto.

(pp)	“Specified Third Party Reinsurance” shall mean the third party reinsurance from the third party reinsurer identified on Exhibit C-2 hereto covering a portion of the risks under the Specified Policies.

(qq)	“Third Party Information” shall have the meaning set forth in Section 16(b).

(rr)	“Third Party Reinsurance” shall mean all reinsurance coverage of risks under the Covered Policies to which the Company is a party at the applicable time, other than (i) the reinsurance provided under this Agreement, and (ii) immediately upon Recapture or Commutation, reinsurance which is Recaptured or Commuted pursuant to Section 5(k) of the Master Agreement or in accordance with the terms of this Agreement, including Section 8(a)(v) hereof. For the avoidance of doubt, concurrently with any Specified Policy becoming a Covered Policy under Section 6(h), 6(i) or 6(j), any third party reinsurance coverage of risks under such Specified Policy shall be included in the term “Third Party Reinsurance”, including for purposes of Sections 8(a)(v) and 8(a)(vi).

(ss)	“Trust” shall mean the trust to be established under the Trust Agreement in accordance with the terms thereof, subject to the provisions of this Agreement.

(tt)	“Trust Agreement” shall have the meaning set forth in Section 8(c).

(uu)	“US Muni Risk” shall mean (i) municipal bonds and utility first mortgage obligations, as defined in Sections 6901(o) and 6901(s) of the New York Insurance Law, respectively, (ii) obligations issued or backed by investor owned utilities, healthcare institutions, private universities, electric cooperatives and not-for-profit organizations, and (iii) any other obligation issued by or on behalf of, or guaranteed or payable by, the United States, any state, the District of Columbia, Puerto Rico, the U.S. Virgin Islands or any political subdivision, agency, instrumentality, or authority of the foregoing, but excluding in the case of clauses (i) and (ii), bonds issued by an entity not located in the United States, the District of Columbia, Puerto Rico or the U.S. Virgin Islands.

2.	Other Capitalized Terms. Capitalized terms used, but not defined herein, shall have the meanings given to such terms in the Master Agreement.

3.	Accounting Practices. Unless otherwise specified herein, all references to premiums, reserves and other accounting terms shall be understood in accordance with the statutory accounting principles and practices prescribed or permitted to the Company by the New York Insurance Law and the New York State Insurance Department (the “NYID”).

4.	Term. This Agreement shall be deemed to be effective at 12:01 a.m., Eastern Time, on September 30, 2008 (the “Effective Date”), and shall remain in full force and effect until this Agreement is terminated by the mutual written consent of the Company and the Reinsurer or as provided in Section 15 hereof.

5.	Amendment. This Agreement may be amended only by the written agreement of the Company and the Reinsurer; provided, however, that Section 13 may only be amended with respect to any particular Covered Policy if the Rating Agencies have confirmed that such amendment will not result in a downgrade of the rating assigned to the underlying securities or obligations under such Covered Policy, in which case the consent of the Payees relating to such Covered Policy shall not be required. Any such amendment shall conform to the requirements of Section 6906(a) of the New York Insurance Law.

6.	Reinsurance.

(a)	Commencing as of the Effective Date, the Company hereby cedes as reinsurance to the Reinsurer, and the Reinsurer hereby assumes as reinsurance from the Company, the interest of the Company in and to, and the risks (net of any applicable Third Party Reinsurance in effect at the time a Loss is paid that is not Covered Third Party Reinsurance) associated with, each of the Covered Policies, and the Reinsurer agrees to indemnify the Company, subject to the terms, conditions, and limitations set forth in this Agreement, for any and all Losses (net of any applicable Third Party Reinsurance in effect at the time a Loss is paid that is not Covered Third Party Reinsurance). The exclusion of such Third Party Reinsurance in the preceding sentence will be effective whether or not such reinsurance is collectible. The Reinsurer shall be subject in all respects to all of the general and specific stipulations, clauses, waivers, extensions, modifications, alterations, cancellations, interpretations, and endorsements of the applicable Covered Policy. The Reinsurer’s liability shall attach as of the effective date of the Covered Policy. Except as provided in Section 13 hereof, this Agreement shall not continue or create any obligation of the Reinsurer to any Person who owns or is insured under the Covered Policies. For the avoidance of doubt, Reinsurer shall not be required to reimburse the Company for Losses paid prior to the Effective Date.

(b)	In the event of a refinancing (whether by refunding, redemption, optional tender or otherwise) of the obligations insured under a Covered Policy (the “Refinanced Obligations”) by the issuance of new obligations that are insured by the Company (the “Refinancing Obligations”), including any Refinancing Obligations issued, with the consent of the Reinsurer in its sole discretion, to remediate, mitigate or prevent a claim or loss under such Covered Policy, improve the Company’s position, or improve the credit quality or credit risk profile of the risk under such Covered Policy, then any Policy issued by the Company in respect of the Refinancing Obligations meeting the foregoing requirements with the consent of the Reinsurer in respect of the Refinancing Obligations (the “Refinancing Policy”) shall be deemed to be a Covered Policy hereunder.

(c)	Subject to paragraph (b) hereof, the Reinsurer shall be deemed to have assumed (without further action on the part of the Company or the Reinsurer) the same proportionate share of the Refinancing Obligations as the Reinsurer had assumed of the Refinanced Obligations as though the Refinancing Obligations were issued on the same date as the Refinanced Obligations.

(d)	Subject to Section 19, all Loss settlements made by or on behalf of the Company, all Recovery settlements and all settlements with an issuer or obligor (an “Issuer”) with respect to obligations insured under a Covered Policy (including deficiencies resulting therefrom), shall be final, conclusive and unconditionally binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, each such settlement in accordance with this Agreement.

(e)	The Company hereby sells, assigns and transfers to the Reinsurer, any and all Recoveries received by the Company in accordance with Section 17, and the Company shall pay the Reinsurer any Recovery actually received by the Company whether received during or after the term of this Agreement. The payment of such Recoveries to the Reinsurer shall survive the termination of this Agreement or a proceeding pursuant to Section 14 of this Agreement.

(f)	The Company shall report unreimbursed Loss settlements and Recoveries to the Reinsurer on a quarterly basis, within thirty (30) days following the close of the calendar quarter. If the quarterly report shows a net amount due to the Reinsurer, the Company shall remit such amount to the Reinsurer with the report. If the quarterly report shows a net amount due to the Company, the Reinsurer shall remit such amount to the Company within ten (10) days. Notwithstanding the foregoing, at the option and upon the demand of the Company, the Reinsurer shall pay the Company by special remittance within one (1) Business Day of receipt by the Reinsurer of a special loss accounting with respect to any Loss paid or due to be paid, which shall be prepared by the Company and shall contain the policy number, the payee, the due date and the amount due. The Reinsurer shall make payment to the Company by wire transfer of immediately available funds by the later of (a) 12:00 noon, New York City time, on the Business Day prior to such scheduled date of the claim payment or (b) the date one (1) Business Day following receipt of such special loss accounting. If for any reason the Company shall not make all or any part of the claim payment on the scheduled date, and no such payment is anticipated within two (2) Business Days thereof, the Company shall return to the Reinsurer within two (2) Business Days the amount paid to the Company by the Reinsurer for such claim payment to the extent not used therefor.

(g)	Following the date hereof, each of the Company and the Reinsurer shall use its commercially reasonable efforts to either (i) recapture or commute all Specified Third Party Reinsurance or (ii) obtain the consent or waiver by the reinsurer under the Specified Third Party Reinsurance of (A) the assumption of administrative services by the Reinsurer as contemplated by the Services Agreement with respect to the Specified Policies and the Specified Third Party Reinsurance and (B) the net retention or similar requirements under the Specified Third Party Reinsurance agreements. Notwithstanding anything to the contrary in this Agreement, in no event will the Company or the Reinsurer be required to expend money (other than reasonable fees and expenses of external advisors and de minimis costs), commence or participate in any litigation or arbitration, offer or grant any accommodation (financial or otherwise), increase any risk, incur any liability or change any material term of this Agreement, the Master Agreement, the Services Agreement or the Trust Agreement in connection with obtaining the recapture or commutation under the Specified Third Party Reinsurance or the consent or waiver of any such reinsurer.

(h)

In the event that the commutation, recapture, consent or waiver set forth in clause (g) above is effective within ten (10) calendar days following the Closing Date, promptly after the effectiveness of any such commutation, recapture, consent or waiver, but in no event later than the second (2nd) Business Day following the effectiveness of such commutation, recapture, consent or waiver, then the Company shall cede, to the extent that the Specified Policies comply with the standard of Covered Policies as set forth in the definition of “Covered Policy” herein as of the date of such cession, the Specified Policies to which such commutation, recapture, consent or waiver applies to the Reinsurer, and the Reinsurer will assume as reinsurance all of the risks associated with such Specified Policies. Upon the effectiveness of such cede and assumption, Exhibit A (and, to the extent applicable, Exhibit A-1 and Exhibit A-2) will automatically be amended to include such Specified Policies, and such Specified Policies shall be deemed to be Covered Policies hereunder as of the Effective Date, and the payments of premiums and commissions shall be calculated pursuant to Section 8(a) hereof as if made on the Closing Date (including with respect to Section 8(a)(iii), the Specified Third Party Reinsurance and any other Third Party Reinsurance covering the Specified Policies, in each case, that is commuted or recaptured prior to or upon the effectiveness of such cession and assumption, which shall be treated as Third Party Reinsurance for purposes of Section 8(a)) and be made on the date of such cession.

(i)	In the event that the commutation, recapture, consent or waiver set forth in clause (g) above is effective between the eleventh (11th) calendar day and the thirtieth (30th) calendar day following the Closing Date, promptly after the effectiveness of any such commutation, recapture, consent or waiver, but in no event later than the second (2nd) Business Day following the effectiveness of such commutation, recapture, consent or waiver, then the Company shall cede, to the extent that the Specified Policies comply with the standard of Covered Policies as set forth in the definition of “Covered Policy” herein as of the date of such cession, the Specified Policies to which such commutation, recapture, consent or waiver applies to the Reinsurer, and the Reinsurer will assume as reinsurance all of the risks associated with such Specified Policies. Upon the effectiveness of such cede and assumption, Exhibit A (and, to the extent applicable, Exhibit A-1 and Exhibit A-2) will automatically be amended to include such Specified Policies, and such Specified Policies shall be deemed to be Covered Policies hereunder as of the date of such cession. Upon the cession of any such Specified Policy, the Parties will make the payments required by Section 8(a)(vi) and, without duplication, with respect to the Specified Third Party Reinsurance and any other Third Party Reinsurance covering the Specified Policies, in each case, that is commuted or recaptured prior to or upon the effectiveness of such cession and assumption, Section 8(a)(v).

(j)	In the event that the commutation, recapture, consent or waiver set forth in clause (g) above is effective after the thirtieth (30th) calendar day following the Closing Date, promptly after the effectiveness of any such commutation, recapture, consent or waiver, but in no event later than the fifth (5th) Business Day following the effectiveness of such commutation, recapture, consent or waiver, with the consent of the Reinsurer, which consent shall not be unreasonably withheld, the Company shall cede the Specified Policies to which such commutation, recapture, consent or waiver applies to the Reinsurer, and the Reinsurer will assume as reinsurance all of the risks associated with such Specified Policies. Upon the effectiveness of such cede and assumption, Exhibit A (and, to the extent applicable, Exhibit A-1 and Exhibit A-2) will automatically be amended to include such Specified Policies, and such Specified Policies shall be deemed to be Covered Policies hereunder as of the date of such cession. Upon the cession of any such Specified Policy, the Parties will make the payments required by Section 8(a)(vi) and, without duplication, with respect to the Specified Third Party Reinsurance and any other Third Party Reinsurance covering the Specified Policies, in each case, that is commuted or recaptured prior to or upon the effectiveness of such cession and assumption, Section 8(a)(v).

7.	Reinsurance Follows Original Policies.

(a)

All reinsurance under this Agreement shall be subject in all respects to the same rates, terms, conditions, waivers and interpretations, and to the same modifications, cancellations and alterations as the respective Covered Policies to which such reinsurance relates, and, subject to Section 19, all Loss and potential Loss settlements by or on behalf of the Company shall be binding on the Reinsurer, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes of the Company; provided, however, that this Section shall not be construed to expand the liability of the Reinsurer beyond what is specifically assumed under this Agreement without the Reinsurer’s prior written consent. Subject to paragraph (b) below and Section 19, the Company shall have complete and sole control of and direction of all activities, efforts and decisions relating to Covered Policies and the risks ceded under this Agreement, including all activities, efforts and decisions to (i) mitigate, investigate, negotiate, settle or defend a Loss or potential Loss, (ii) prevent, mitigate or investigate a Loss or potential Loss under Covered Policies as to which the Company has posted a loss reserve, (iii) investigate or work out a Loss or potential Loss, and (iv) protect, perfect and exercise any Recovery or security interests or other rights relating to any Covered Policy and may take any action as it may deem advisable with respect thereto. The Reinsurer shall be bound by the judgment of the Company as to the obligations and liabilities of the Company under any original insurance, subject to Section 19. The Reinsurer acknowledges that certain Covered Policies may provide that the Company’s obligations to make payment under its Policies are unconditional, irrevocable and non-cancellable by the Company for any reason and that the Company has waived, and agreed not to assert, any and all rights (whether by counterclaim, set-off or otherwise) and defenses (including any defense of fraud or any defense based on misrepresentation, breach of warranty, or non-disclosure of information by any Person) whether acquired by subrogation, assignment or otherwise to the extent such rights and defenses may be available to the Company to avoid payment of its obligations under any Policy in accordance with the express provisions of any Policy.

(b)	Subject to Section 19, the Company will be responsible for administering the Covered Policies, including loss mitigation, loss adjustment and claims payment, surveillance and reporting. The Company may use one or more subcontractors or vendors to provide services that would have otherwise been performed by the Company’s employees without first obtaining the prior approval of the Reinsurer; provided, that without the consent of the Reinsurer (not to be unreasonably withheld, delayed or conditioned), the Company may not subcontract all or substantially all of such services to any one or more third parties that are not affiliated with the Company or the Reinsurer.

(c)	Except as expressly set forth in Section 13(c) or otherwise in this Agreement, nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any Person not party to this Agreement.

(d)	The Company agrees to use reasonable efforts to provide notice to the Reinsurer promptly after the Company receives notice of a claim under any Covered Policy. Failure to provide such Notice shall not relieve the Reinsurer of its obligations hereunder for any Loss or potential Loss resulting from such claim.

8.	Premiums and Commissions.

(a)	In consideration of the Reinsurer’s obligations under this Agreement, the following payments shall be made:

(i)	On the Closing Date, the Company shall pay to the Reinsurer the Closing Date UPR after giving effect to the proportional adjustment associated with Commutations and Recaptures on or prior to the Closing Date, which adjustment will be based on the gross and net unearned premium reserve amounts shown on Exhibit A. For the avoidance of doubt, any Policy listed on Exhibit A that has ceased to be a Covered Policy as of the Closing Date will not be included in the calculation of Closing Date UPR. An illustration of the adjustment with respect to Commutations and Recaptures is attached hereto as Schedule 1.

(ii)	On the Closing Date, the Reinsurer shall pay to the Company a ceding commission equal to 21% of the payment made by the Company to the Reinsurer under Section 8(a)(i), which payment may be set off against the payment set forth under Section 8(a)(i) above.

(iii)	On the Closing Date, the Reinsurer shall pay to the Company an additional ceding commission equal to the amount by which the ceding commission under each of its agreements for Third Party Reinsurance that are Commuted or Recaptured as of the Closing Date exceeded 21%.

(iv)	After the Closing Date, the Reinsurer will promptly upon notice remit to the Company, without any interest thereon, any amounts paid by the Company to the Reinsurer pursuant to this Section 8, net of ceding commissions (without any interest thereon) paid by the Reinsurer hereunder, with respect to any Policy that is determined not to have been a Covered Policy as of the Closing Date.

(v)	After the Closing Date, if any Third Party Reinsurance is Recaptured or Commuted (including Third Party Reinsurance with respect to any Specified Policy that is ceded by the Company to the Reinsurer in accordance with Section 6(i) or 6(j)), (A) the Company will promptly pay the Reinsurer an amount equal to the statutory unearned premium received upon Recapture or Commutation with respect to such Third Party Reinsurance, and (B) the Reinsurer will promptly pay to the Company a ceding commission equal to the ceding commission under such Third Party Reinsurance, which payment may be set off against the payment set forth under clause (A) above. For the avoidance of doubt, thereupon the indemnity reinsurance coverage provided by the Reinsurer hereunder shall not be net of such Recaptured or Commuted Third Party Reinsurance.

(vi)	After the Closing Date, if any Specified Policy is ceded by the Company to the Reinsurer in accordance with Section 6(i) or 6(j), (A) the Company will promptly pay to the Reinsurer an amount equal to the aggregate net statutory unearned premium reserves of such Specified Policy as of the date such cession becomes effective (without giving effect to any Specified Third Party Reinsurance or any other Third Party Reinsurance covering the Specified Policies, in each case, that is commuted or recaptured prior to or upon the effectiveness of such cession under Section 6(i) or (j)), and (B) the Reinsurer will promptly pay to the Company a ceding commission equal to 21% of the payment made by the Company to the Reinsurer under clause (A) above, which payment may be set off against the payment set forth under clause (A) above.

(b)	The payment under Section 8(a)(i) will be made by delivery to the Reinsurer of cash and the securities approved by the Parties in a separate letter agreement (such securities, the “Eligible Securities”). All other payments made pursuant to this Section 8 will be made in cash or, as provided in Section 8(a)(ii), by setoff.

(c)	After the Closing, the Company and the Reinsurer will as soon as practicable, but in no event later than seven (7) Business Days after receipt from the NYID of the required terms thereof, enter into a trust agreement (the “Trust Agreement”) in form and substance satisfactory to both Parties (subject to inclusion of all terms required by the NYID) with JP Morgan Chase Bank, N.A. or its Affiliate, as trustee (or, if JP Morgan Chase Bank, N.A. and its Affiliates are unwilling or unable to serve, such other trustee as agreed to by the Company and the Reinsurer), and upon the effectiveness of such Trust Agreement, the Reinsurer will deposit into the Trust cash and/or Eligible Securities equal to the fair market value of the cash and securities paid to the Reinsurer pursuant to this Agreement on the Closing Date or at any other time prior to the effectiveness of such Trust Agreement. So long as the Trust Agreement is in full force and effect, any payments by the Company hereunder after the Closing Date will be made to the Trust. Prior to the time that the Trust Agreement is in effect and the Trust is funded in accordance herewith, the Reinsurer will separate and maintain in a segregated account any payments received under this Section 8, and no withdrawals may be taken on such segregated account without the consent of the Company except, upon the effectiveness of the Trust Agreement, to fund the Trust in accordance herewith.

9.	Reinsurer’s Acknowledgement.

(a)

The Reinsurer has sufficient knowledge and experience in financial, business and other relevant matters to be capable of evaluating the risks and merits of entering into and performing this Agreement. Except for the representations, warranties and covenants made by the Company in the Master Agreement on the terms and subject to the conditions set forth therein, in entering into this

Agreement, the Reinsurer is not relying on any representation as to any past or present fact or circumstance, or on any representation, prediction or estimation as to any future fact or circumstance, whatsoever made by or on behalf of the Company. Prior to the Reinsurer’s execution and delivery of this Agreement, the Reinsurer has (i) been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this Agreement and the subject matter of this Agreement, (ii) been given the opportunity to request and review such additional information necessary to evaluate the risks and merits of entering into and performing this Agreement and to verify the accuracy of or to supplement the information provided to the Reinsurer to the extent that the Company possesses such information, and (iii) received all documents and information reasonably necessary to make the decision to enter into and perform this Agreement.

(b)	Subject to the Reinsurer’s right to offset as set forth in Section 10 below, the Reinsurer hereby knowingly and voluntarily waives any and all defenses to payment under this Agreement that are based on misrepresentation and/or non-disclosure as to the subject matter of this Agreement at or prior to the Reinsurer’s execution and delivery of this Agreement, and agrees not to seek rescission of this Agreement because of any actual or alleged misrepresentation and/or non-disclosure as to the subject matter of this Agreement at or prior to the Reinsurer’s execution and delivery of this Agreement.

10.	Offset. Except for the payments in Section 8 required to be made on the Closing Date, which may only be offset against each other, the Company and the Reinsurer may offset any balance or amount, whether on account of premiums, premium adjustments, commissions, claims, Losses, Recoveries, or otherwise, due from one Party to the other under this Agreement. The Party asserting the right of offset may exercise such right at any time whether the balance(s) due are on account of premiums or Losses or otherwise. In the event of the insolvency of a Party hereto, offsets shall only be allowed in accordance with applicable law, including Section 7427 of the New York Insurance Law. If payments are required to be made directly by the Reinsurer to any Payees as provided for in Sections 13 or 14, no offset shall be allowed between the Reinsurer and such Payees; provided, however, that the Reinsurer shall continue to maintain its offset rights against the Company as set forth in this Section 10.

11.	Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement shall not relieve either Party from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified promptly after notification to or discovery by the Company or the Reinsurer, as the case may be.

12.	Access to Records.

(a)

To the extent not prohibited or restricted by any applicable law and subject to Section 16 hereof, the Reinsurer or its duly authorized representative shall have access to, and be permitted to copy, the books, computer (on a read-only basis) records and files (including computer files, retrieval programs and similar documentation) of the Company or any third party referred to in Section 7(b) pertaining to the Covered Policies and Third Party Reinsurance (including, surveillance reports and ongoing monitoring information of the underlying transactions), during normal business hours, for the purpose of obtaining information about the Covered Policies and Third Party Reinsurance; provided, that the Company shall have the right to redact, on a reasonable basis, materials which are protected by attorney/client privilege or the attorney work product doctrine or that contain information unrelated to the Covered Policies or that are not material to the Covered Policies. The Company or its authorized representatives shall have access to, and be permitted to copy, the books, records and files of the Reinsurer relating to the Covered Policies, during normal business hours, for the purpose of obtaining information concerning the Covered Policies; provided, however, that the Reinsurer shall have the right to redact, on a reasonable basis, materials which contain pricing, client or market strategy, forecast or other confidential or proprietary information, materials which are protected by attorney/client privilege or the attorney work product doctrine or any information unrelated to or not material to the Covered Policies; provided, further, such Reinsurer books and records shall be subject to the same confidentiality protection as accorded by Section 16 as if Section 16 applies to such information. The Company shall cooperate with the certified public accountants of the Reinsurer in connection with the Reinsurer’s audit of the premiums under the Covered Policies for purposes of Reinsurer’s audited financial statements.

(b)	If not publicly available and requested by the Company, the Reinsurer shall provide the Company with its statutory financial statements, prepared according to applicable statutory accounting rules, promptly after such statements become available for distribution and, if not publicly available and requested by the Reinsurer, the Company shall provide the Reinsurer with its annual and quarterly statutory financial statements promptly after such statements become available for distribution, in each case in the form prescribed by either the National Association of Insurance Commissioners or any insurance regulatory authority having jurisdiction over the Party providing such information.

(c)	The Company shall, on the Closing Date, provide to the Reinsurer, at the Reinsurer’s expense in the case of paper photocopies, copies (which may be in electronic form) of reports, records, underwriting files, claim files and other information reasonably requested by the Reinsurer and in the Company’s possession that relate to the Covered Policies. The Reinsurer shall permit the Company access to and the right to copy (which may be in electronic form), during the Reinsurer’s normal business hours, all records generated by the Reinsurer that relate to the Covered Policies; provided, however, that the Reinsurer shall have the right to redact, on a reasonable basis, materials which contain pricing, client or market strategy, forecast or other confidential or proprietary information or any information not material to the Covered Policies. In the event that liability under a Covered Policy is reassumed by the Company, the Reinsurer as promptly as practicable shall transfer all records relating to such Covered Policy to the Company; provided, that the Reinsurer may keep a copy of such records (which may be in electronic form), subject to Section 16 hereof, and the Reinsurer shall have the right to redact, on a reasonable basis, materials which contain pricing, client or market strategy, forecast or other confidential or proprietary information or any information unrelated to or not material to the Covered Policies.

13.	Cut-Through.

(a)	The Reinsurer will pay, in accordance with the Covered Policy, directly to the applicable holder of the insured securities or obligations thereunder (“Bondholder”), to the trustee, paying agent or other third party fiduciary acting on behalf of such Bondholder, to the Company’s fiscal agent under such Covered Policy, on behalf of the Company, or to such other Person that is entitled to receive payment under the terms of the applicable Covered Policy (any such Bondholder or other Person, a “Payee”), 100% of any claim due and payable by the Company under such Covered Policy, subject to the terms, conditions, exclusions and limitations of such Covered Policy. As a condition of the Reinsurer’s payment obligation, the Payee shall provide written notice (including facsimile) to the Reinsurer at the address specified in Section 20 of this Agreement (or any other address identified in writing by the Reinsurer to such Payee) for any Loss for which the Reinsurer may be liable pursuant to this section. Any such payment by the Reinsurer shall discharge the Company from its related payment obligation under the subject Covered Policy and shall be treated as a payment by the Company for all purposes of such Covered Policy and related documentation and otherwise, including for purposes of the Company’s claims under Third Party Reinsurance. All notices, claims and suits or actions on such Covered Policy may be made directly to the Reinsurer as though it had originally issued such Covered Policy; provided, that the Reinsurer will provide a copy of any such notice, claim or suit or action to the Company within two (2) Business Days after Reinsurer’s receipt thereof and will notify the Company within two (2) Business Days after any payment by the Reinsurer under this Section 13. In the event of any payment by the Reinsurer under this Section 13, the Reinsurer shall have the right to mitigate loss or otherwise to exercise any right of the Company with respect to the loss or claim under the Covered Policies.

(b)	The Reinsurer shall have no obligation to indemnify the Company for amounts paid or payable by the Company in respect of a Covered Policy to the extent of any payments made by the Reinsurer to the applicable Payee of such Covered Policy in accordance with clause (a), and the Reinsurer shall be discharged of its payment obligations to the Company, or to its conservator, rehabilitator, receiver, liquidator or statutory successor (“Conservator”), under this reinsurance to the extent of such payments.

(c)	The parties hereto acknowledge and agree that a Payee shall be entitled, as an express third-party beneficiary, to enforce against the Reinsurer its obligations to make payment directly to such Payee in the circumstances described in this Section 13 to the same extent as if such Payee were a party hereto, it being understood that the third-party beneficiary right of any Payee hereunder pertains solely to the payment obligations under the related Covered Policy and does not pertain to any other provisions of this Agreement.

(d)	The Company shall, promptly after any payment by the Reinsurer to any Payee under this Section 13 for a claim payable by the Company under a Covered Policy, reimburse the Reinsurer for any amount due and payable to the Company in connection with such claim under any Third Party Reinsurance that is not Covered Third Party Reinsurance, whether or not collectible under such Third Party Reinsurance. The Company hereby assigns and transfers to the Reinsurer all of the Company’s rights to the proceeds, if any, of the Covered Third Party Reinsurance to the extent that Reinsurer has paid a claim on a Covered Policy reinsured under such Covered Third Party Reinsurance, and promises to pay to the Reinsurer, any such proceeds promptly after receipt thereof by the Company. The Reinsurer will be subrogated to all rights of the Company under, arising out of, or relating to, the Covered Policies or any related Third Party Reinsurance to the extent of such payments under this Section 13 and the Company shall use its commercially reasonable efforts to assist the Reinsurer in pursuing any such subrogation rights.

14.	Insolvency of the Company.

(a)	In the event of insolvency and the appointment of a Conservator of the Company, the portion of any risk or obligation assumed by the Reinsurer hereunder shall be payable by the Reinsurer to the Conservator of the Company, on the basis of the liability of the Company under the Covered Policies, without diminution because of that insolvency, or because the Conservator has failed to pay all or a portion of any claims, directly to the Payees as their interests may appear.

(b)	Payments by the Reinsurer as set forth above shall be made directly to the Company or to its Conservator, except where payment is made pursuant to Section 13. For the avoidance of doubt, the Payees are specified payees of the reinsurance under this Agreement in the event of the insolvency of the Company, as permitted by Section 1308(a)(2)(B)(i) of the New York Insurance Law.

(c)	In the event of the insolvency of the Company, the Conservator of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on each Covered Policy within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its Conservator. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation or rehabilitation to the extent of the share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

15.	Termination.

(a)	The Company shall have the right, in its sole discretion, to terminate this Agreement by giving the Reinsurer written notice of termination upon the occurrence of any of the following events (each a “Special Cancellation Event”):

(i)	An Insolvency Event shall have occurred with respect to the Reinsurer; or

(ii)	The surplus to policyholders (as defined by the New York Insurance Law) of the Reinsurer falls below the greater of (i) $75 million or (ii) the amount required by Section 6906 of the New York Insurance Law in effect or any successor equivalent provision from time to time; or

(iii)	The Reinsurer fails to pay when due any amounts for Losses or potential Losses required to be paid by the Reinsurer under this Agreement, and such failure has not been cured within ten (10) Business Days following receipt by the Reinsurer of written notice of such failure; or

(iv)	The Company fails to receive full credit on its financial statements under the New York Insurance Law for the reinsurance offered hereunder; or

(v)	(A) The Reinsurer’s Financial Strength Rating or Financial Enhancement Rating from S&P is downgraded below BBB- by S&P or the Reinsurer’s Insurance Financial Strength Rating from Moody’s is downgraded below Baa3 by Moody’s or (B) either of the foregoing ratings is suspended or withdrawn other than in connection with the suspension or withdrawal of all ratings by S&P or Moody’s, as the case may be, of financial guaranty companies generally.

(b)	Upon the occurrence of a Special Cancellation Event, the Company shall have the right (the “Reassumption Right”), at its option, to reassume all, but not less than all, of the liability with respect to all Covered Policies ceded hereunder, such reassumption to become effective on the date specified in the Company’s notice of termination, or, if no date is specified, immediately upon the giving of such notice (the “Reassumption Date”). The Company’s Reassumption Right may be exercised at any time for so long as the Special Cancellation Event shall be continuing.

(c)	Upon the reassumption of liability by the Company pursuant to this Section 15, the rights of third parties to receive payments from the Reinsurer under Section 13 immediately and automatically, without any further action on the part of the Company or the Reinsurer, shall cease.

(d)	Upon the reassumption of liability by the Company pursuant to this Section 15, the Reinsurer shall automatically and without any further action on the part of the Company be unconditionally obligated to pay to the Company any and all of the then current loss reserves and unearned premiums (net of ceding commission) with respect to the Covered Policies for which the Company shall have reassumed liability, within five (5) Business Days after the Reassumption Date. In the event that the Company reassumes all liability previously ceded to the Reinsurer under this Agreement, then, upon payment by the Reinsurer to the Company of all amounts payable pursuant to this paragraph (d) or otherwise pursuant hereto, this Agreement shall terminate, except for the provisions of this Section 15 and Sections 1, 2, 3, 5, 9, 10, 12, 13(d), 16, 20 and 21 hereof, which shall continue in full force and effect.

16.	Confidentiality.

(a)	Reinsurer agrees, for the benefit of the Company and the provider of any Third Party Information (as defined below), to use the same degree of care to keep the Company Information confidential as it employs with its own confidential information of like kind, and take all reasonable measures to keep the Company Information secret and confidential.

(b)

The term “Company Information” shall mean all the following, whether provided by the Company, its officers, directors, employees, agents, advisors, legal counsel, auditors, Affiliates or other representatives (collectively, “Representatives”), whether in oral, written, digital or other form, and whether provided before or after the Closing Date: all information concerning the

Company or its business, this Agreement, any Covered Policy or proposed policy or the related terms and conditions thereof, as well as all underlying transactions relating thereto and all information with respect to the parties to such transactions, their Affiliates, their businesses or operations or the assets covered by such transactions or otherwise provided by or on behalf of such parties in connection with such transactions (“Third Party Information”), and all certificates, notices, agreements and any other communications of any sort relating to the foregoing, together with all documents, materials and other information provided by the Company or its Representatives or third parties in connection with this Agreement or the foregoing items or matters, including any and all financial, technical (including underwriting and credit evaluation techniques, procedures, practices and methodologies), commercial or other information, and any notes, communications, analyses, compilations, studies, memoranda or other documents prepared or derived by the Reinsurer or others which contain or reflect all or any part of such documents, materials and other information.

(c)	Notwithstanding anything contained herein to the contrary, any Company Information will not be deemed confidential if it (i) is in the public domain (through no breach of this Section by the Reinsurer or any of its Representatives of the obligations set forth in this paragraph), (ii) was lawfully in the Reinsurer’s or any of its Representatives’ possession at the time of disclosure, (iii) was lawfully received by the Reinsurer or any of its Representatives from a third party that, to the Reinsurer’s or any of its Representatives’ knowledge, was not under an obligation of confidentiality, directly or indirectly, to the Company or a party to an underlying transaction, as applicable, (iv) as to which the Company has consented to disclosing or (v) was independently developed by the Reinsurer. If the Reinsurer is requested or required in connection with a judicial, regulatory, administrative, governmental or other legal proceeding or by applicable law to disclose any Company Information, unless prohibited by applicable law, court order, subpoena or similar legal process, the Reinsurer shall provide the Company with timely notice of such request, to the extent reasonably practicable, so that the Company (or a party to an underlying transaction, as applicable) may seek, at the Company’s (or such party’s) expense, an appropriate protective order, but in any event the Reinsurer may disclose the Company Information it is advised by counsel it is required to disclose.

17.	Salvage and Subrogation. Subject to Section 19 hereof, the Reinsurer shall be bound by the judgment of the Company concerning the salvage and subrogation rights and remedies of the Company under any Covered Policy, and the Company shall have complete and sole control of direction of all claims and salvage and subrogation remedies. In the event there are any Recoveries recovered subsequent to a Loss settlement, it is agreed that the amount recovered shall first be applied to the reimbursement of the Reinsurer. Expenses hereunder shall exclude all office expenses and salaries of officers and employees of the Company or the costs of any third party under Section 7(b).

18.	Financial Statement Credit. The Reinsurer will take, and upon the request and at the discretion of the Company, will provide the Company evidence that the Reinsurer has taken, all steps necessary, if any, to ensure that the Company obtains full financial statement credit according to statutory requirements in all applicable United States jurisdictions in which the Company is licensed to transact insurance business (or to whose jurisdiction the Company otherwise submits), including Section 6906 of the New York Insurance Law, for the reinsurance ceded to the Reinsurer hereunder, including the posting of security, the maintenance of Reserves or aggregate risk limits, the posting of a letter of credit, the establishment of a trust, or a combination of the foregoing, by the Reinsurer in such amount, in such form and on such other terms and conditions as shall be required for the Company to obtain such full financial statement credit. Any term or condition required by such law or regulation to be included in this Agreement for the Company to receive full financial statement credit for the reinsurance provided hereunder will be deemed incorporated in this Agreement by this reference to the extent not inconsistent with the express terms of this Agreement.

19.	Amendment of Covered Policies; Services Agreement.

(a)	Except with the prior written consent of the Reinsurer, which consent will not be unreasonably withheld, delayed or conditioned, the Company shall not amend or modify the terms or conditions of any Covered Policy (including to any contract riders or endorsements thereto). The Company shall not amend or modify the terms and conditions of the Covered Policies in any manner which increase the liability or risk of liability of the Reinsurer hereunder. In the event that any such amendments or modifications are made in any Covered Policy other than in accordance with this Section 19(a), this Agreement will cover liability incurred by the Company for Losses as if such changes, amendments or modifications had not been made.

(b)	The parties acknowledge that they may, in accordance with Section 5(c) of the Master Agreement, enter into the Services Agreement substantially in the form attached as Exhibit B to the Master Agreement (the “Services Agreement”), pursuant to which Reinsurer will perform the activities specified therein on behalf of the Company. Actions taken by the Reinsurer as contemplated by and in accordance with the Services Agreement will not constitute a breach by the Company of any Company obligation under this Agreement. As long as the Services Agreement is in full force and effect and notwithstanding anything to the contrary in this Agreement, including Section 7, the Company shall have assigned its rights and delegated its obligations to take the actions and control the matters specified in the Services Agreement exclusively to Reinsurer as provided in the Services Agreement and such delegation shall control notwithstanding anything to the contrary in this Agreement. This does not authorize the Company to take any action that is the exclusive responsibility of Reinsurer under the Services Agreement and, and as long as the Services Agreement is in full force and effect and the Reinsurer is performing its claims payment obligations thereunder, the provisions of Section 6(f) hereof will not apply. The Reinsurer will not deny coverage, or seek to avoid the provision of reinsurance, under this Agreement, or pursue any other legal or equitable right or remedy against the Company, on the grounds of any act, error or omission in the provision of services under the Services Agreement. Until such time as the parties have entered into the Services Agreement, in the event of a conflict between this Agreement and Section 5(c)(iii) of the Master Agreement, Section 5(c)(iii) of the Master Agreement will control.

20.	Addresses for Notices and Remittances. There is no reinsurance intermediary recognized as such in connection with this Agreement and all reports, payments, remittances, notices, letters, financial statements or any other communications will be direct between the Parties to this Agreement and will be addressed as follows:

If to the Company, to:

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

Attn: General Counsel

Facsimile: 212-312-3221

With a copy to:

Jones Day

222 East 41st Street

New York, NY 10017

Attn: Marilyn Sonnie, Esq.

Facsimile: 212-755-7306

If to Reinsurer, to:

MBIA Insurance Corporation

113 King Street

Armonk, NY 10504

Attn: General Counsel

Facsimile: (914) 765-3919

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn: Thomas Albrecht

Facsimile: 312-853-7036

provided, however, that in the event a party notifies the other party in writing of a change in address, all such communications will thereafter be directed to the address indicated in such notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt. A party shall have been deemed to have received any communication hereunder as follows: (i) if in writing and delivered in person or by courier, on the date it is delivered, (ii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date that such mail is delivered or its delivery is attempted, and (iii) if sent by email or facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt of such transmission will be on the sender and will not be met by a transmission report or “read receipt” generated by the sender’s facsimile machine or email system, as the case may be), in each case unless the date of that delivery (or attempted delivery) is not a Business Day or the related delivery (or attempted delivery) is made after the close of business on a Business Day, in which case the related communication will be deemed to have been received (if delivered in accordance with this Section 20) on the following Business Day.

21.	Miscellaneous.

(a)	This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely therein without reference to such State’s principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(b)	Each party hereby irrevocably agrees that any legal proceeding with respect to, arising out of, or otherwise relating to this Agreement may be brought and determined in any federal or state court located in the State and City of New York, and each party hereby irrevocably submits with regard to any such legal proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to, arising out of, or otherwise relating to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law, that (x) the legal proceeding in any such court is brought in an inconvenient forum, (y) the venue of such legal proceeding is improper, and (z) this Agreement may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document on such party as provided in Section 20 shall be effective service of process for any legal proceeding brought against such party in such courts.

(c)	THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY AND CONSENT AND AGREE THAT DISPUTES HEREUNDER SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(d)	Each Party acknowledges that money damages may be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunction and orders for specific performance, in addition to all other remedies available at law or in equity.

(e)	Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant or condition under this Agreement may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver or continuing waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver or continuing waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver or continuing waiver of any other or subsequent breach.

(f)	This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Subject to Section 7(b), neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, and any attempt to make any such assignment without such consent will be null and void; provided, however, that the Reinsurer shall have the right to assign its rights, interests and/or obligations hereunder (whether through an assumption and assignment, reinsurance transaction or otherwise) at any time without the consent of FGIC to MBIA Insurance Corp. of Illinois or Capital Markets Assurance Corporation, provided that, (x) at the time of such assignment, such entity (i) is a wholly owned direct or indirect subsidiary of MBIA Inc., (ii) is licensed as a financial guaranty company under Article 69 of the New York Insurance Law, (iii) is otherwise qualified to act as Reinsurer hereunder, and (iv) after giving effect to such assignment, has insurer financial strength ratings issued by the Rating Agencies no lower than those of the Reinsurer at the time of such assignment, and (y) Reinsurer gives the Company reasonable prior written notice of such assignment.

(g)	All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof, or part thereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the purpose of the illegal, invalid or unenforceable provision.

(h)	This Agreement (including the Exhibits and Schedules attached hereto), the Master Agreement, the Services Agreement (if an when entered into), the letter agreement referred to in Section 8(b) and, when entered into in accordance with Section 8(c), the Trust Agreement collectively constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

(i)	When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. All Schedules and Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement.

(j)	The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k)	This Agreement may be executed in any number of counterparts, and all of such counterparts, taken together, shall evidence one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

(l)	All payments, reports and calculations pursuant to this Agreement shall be in United States currency (converted, where applicable, at the same rates of exchange used by the Reinsurer in its books of account).

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS **

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

FINANCIAL GUARANTY INSURANCE COMPANY

By:
Name:
Title:

MBIA INSURANCE CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO REINSURANCE AGREEMENT]